Exhibit 11


                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (In thousands, except per share amounts)

                                                                  3 Months                                   6 Months
                                                      ----------------------------------          --------------------------------
                                                      Mar. 30, 1997        Mar. 31, 1996          Mar. 30, 1997      Mar. 31, 1996
                                                      -------------        -------------          -------------      -------------
Primary
Average shares outstanding                                  4,119                4,136                  4,119              4,152
Net effect of dilutive stock options - based
     on the treasury stock method using
     average market price                                      --                   --                    --                 --



Total                                                       4,119                4,136                  4,119              4,152
                                                         ========             ========                =======            =======

Net loss                                                 ($1,552)             ($1,229)                (2,894)            (2,371)
                                                         ========             ========                =======            =======


Per share amount                                          ($0.37)              ($0.30)                ($0.70)            ($0.57)
                                                         ========             ========                =======            =======


Fully Diluted

Average shares outstanding                                  4,119                4,136                  4,119              4,152
Net effect of dilutive stock options - based
     on the treasury stock method using the
     higher of the average market price for the
     period or the market price at the end of
     the period                                             --                    --                       --                 --


Total                                                       4,119                4,136                  4,119              4,152
                                                         ========             ========                =======            =======

Net loss                                                 ($1,552)             ($1,229)                (2,894)            (2,371)
                                                         ========             ========                =======            =======

Per share amount                                          ($0.37)              ($0.30)                ($0.70)            ($0.57)
                                                         ========             ========                =======            =======


NOTE: Average shares outstanding used for earnings per share included in the Company's financial statements do not reflect the effect of the stock options granted since their effect is antidilutive.